Exhibit 10.6

December 10, 2012

Audit Committee of the Board of Directors

Sammie Dixon, CEO

Prime Meridian Bank

1471 Timberlane Road

Tallahassee, FL 32312

Dear Mr. Dixon,

We look forward to providing loan review consulting services to Prime Meridian Bank (the Bank). This letter outlines our understanding of terms and objectives of the engagement.

We will provide loan review consulting services, which will consist of credit quality reviews (using the Bank’s loan loss reserve methodology) and certain other procedures as requested and listed in the attached scope.

The loan review consulting services, which are not in accordance with generally accepted auditing standards, shall be performed in conformity with the Statements on Standards for Consulting Services of the American Institute of Certified Public Accountants. The sufficiency of the procedures is solely the responsibility of the specific users of the report, which are management and the Board of Directors of the Bank.

We will document the results of the engagement in a written report communicating our scope of services, coverage percentage, risk ratings, loan documentation exceptions, and other observations and recommendations related to the lending functions. We will not express any other matter. Please also note that our engagement cannot be expected to detect fraud.

You are responsible for management decisions and functions, and for designating an individual with suitable skill, knowledge, or experience to oversee the adequacy, timing, progress and results of the services performed and accepting responsibility for such services. In addition, said individual should coordinate the process of providing and receiving information and facilitate the type and frequency of reporting to management and the Board of Directors.

We will not perform management functions, make management decisions, or act or appear to act in a capacity equivalent to that of a member of management or an employee and, if applicable, will comply with the AICPA, U.S. Securities and Exchange Commission (SEC), Public Company Accounting Oversight Board (PCAOB), or regulatory independence guidance.

The work papers and related reports prepared for the engagement are the property of the Bank. However, the loan review work papers will be maintained in the Marianna office of CRI for seven years. Authorized employees will have reasonable and timely access to all work papers. In addition, we will grant immediate and full access to all work papers and reports to the Bank’s regulator upon authorization form the Bank. Access to the requested work papers will be provided in our office or other location as may be designated by you. In the event of engagement termination, we will make our work papers available for a successor auditor’s review upon issuance of the final report and payment of all fees.

In the unlikely event of a dispute between the Bank and CRI, the parties will attempt to resolve the dispute through an informal good faith mediation process supervised by a mutually-acceptable neutral. CRI and the Bank have not agreed to alter or allocate consequential damages, if any, which arise out of errors, omissions or negligence of either party, in any way other than provided by law.

As a condition to confidential information being furnished by one party to the other party, both parties agree to treat all such material (whether prepared by such parties, their advisors or otherwise and irrespective of the form of communication) (herein collectively referred to as the “Confidential Material”) in accordance with the provisions of these engagement terms, and to take or abstain from taking certain other actions hereinafter set forth. The term “Confidential Material” also shall be deemed to include all reproductions, summaries, extracts, notes, analyses, compilations, studies, interpretation or other documents prepared by the receiving party which contain, reflect or are based upon, in whole or in part, the information furnished to the receiving party in connection with this engagement (“Derivative Material”).

Each party hereby agrees that (i) all Confidential Material furnished or disclosed to it by the other party is and shall remain the property of the disclosing party ( unless otherwise agreed in writing), (ii) the disclosing party is only loaning the Confidential Material to the receiving party, (iii) the receiving party has not received and will not receive any rights or claims with respect to the Confidential Material, and (iv) all Derivative Material shall become and remain the property of the disclosing party, as applicable, immediately upon its creation and that the same is the disclosing party’s unpublished work.

Each party hereby agrees that the Confidential Material will be kept confidential, and that it will not use, duplicate or disclose, or permit the use, duplication or disclosure of, any of the Confidential Material in any manner whatsoever, other than for the sole purpose of performing the services outlined herein; provided, that a party may make any disclosure of such information to which the disclosing party gives its prior written consent. It is further understood and agreed that neither party will disclose any Confidential Material to any persons outside of its organization and that it will take all necessary measures to avoid such disclosure. The term “person” as herein shall be broadly interpreted to include the media and any individual, corporation, partnership, group, governmental agency or other entity.

The receiving party shall use the same degree of care as it uses to protect its own confidential information of like nature, but no less than a reasonable degree of care, to maintain in confidence the confidential information of the disclosing party. The forgoing obligations shall not apply to any information that (i) is at the time of disclosure, or thereafter becomes, part of the public domain through a source other the receiving party, (ii) is subsequently learned from a third party that does not impose an obligation of confidentiality on the receiving party, (iii) was known to the receiving party at the time of disclosure, (iv) is generated independently by the receiving party, or (v) is required to be disclosed by law, subpoena or other process.

In the event that the receiving party is requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) to disclose any of the Confidential Material, it shall (to the extent permitted by applicable law) provide the disclosing party with prompt written notice of any such request or requirement so that the disclosing party may seek (at its sole cost and expense) a protective order or other appropriate remedy and/or waive compliance with the provisions of this letter agreement. If, in the absence of a protective order or other remedy or the receipt of a waiver by the disclosing party, the receiving party is nonetheless, in the written opinion of its outside counsel, legally compelled to disclose Confidential Material to any tribunal or else stand liable for contempt or suffer other censure or penalty, we may, without liability hereunder, disclose to such tribunal only that portion of the Confidential Material which such outside counsel advises it is legally required to be disclosed, provided that such party will exercise its best efforts to preserve the confidentiality of the Confidential Material, including, without limitation, by cooperating with the disclosing party (at the disclosing party’s sole cost and expense) to obtain an appropriate protective order or other reliable assurance that such tribunal will accord the Confidential Material confidential treatment.

We will not solicit for employment any full-time, permanent Bank employee during the term of this engagement and for a period of twelve (12) months following its termination except as may be agreed to in writing by both parties. The Bank shall not solicit for employment any full-time, permanent CRI employee who is involved in the performance of the services described herein during the term of this engagement and for a period of twelve (12) months following its termination except as may be agreed to in writing by both parties.

We sincerely appreciate this opportunity to be of service to you. If the forgoing is in accordance with your understanding, please sign the copy of this letter in the space provided and returned the signed letter to us.

Very truly yours,

Carr, Riggs, & Ingram, LLC

Certified Public Accountants

Response:

This letter correctly sets forth the understanding of Prime Meridian Bank:

/s/ Sammie D. Dixon, Jr.
CEO

December 10, 2012
Date

Scope

•	Obtain a report indicating the 41 loans to be reviewed as determined by management and obtain all loans for review. (See attached loan listing.)

•	For loans selected for review, obtain applicable loan and credit files and payment histories. Review collateral documentation, credit documentation, and payment histories in order to assess credit quality, loan rating/grading, and compliance with loan policy. Prepare a listing of all loans reviewed, including recommended downgrades and rating rationale for any recommended rating changes.

•	For loans selected for review, examine loan file documentation for critical collateral documents, current financial information for borrowers and guarantors, and proper level of loan approval. Prepare a listing of loan file documentation exceptions.

•	Review the most current regulatory report and latest loan review report.

•	Review the Allowance for Loan and Lease Losses (ALLL) methodology for conformity with Generally Accepted Accounting Principles (GAAP) and current Federal Financial Institutions Examination Council (FFIEC) guidance. Test the mathematical accuracy of the ALLL calculation as applied. Make applicable recommendations based on such review.